Exhibit 10.1

FORM OF RESTRICTED STOCK UNIT AWARD NOTICE

NAME
ADDRESS
ADDRESS

Pursuant to the terms and conditions of the Haverty Furniture Companies, Inc. 2014 Long-Term Incentive Plan (the “Plan”), and conditioned on your execution and continued compliance with the Restrictive Covenant Agreement presented to you by the Company, on January 23, 2020,  you were granted a restricted stock unit award (“RSU”) in the amount of «#_awarded» units.  Each RSU is equivalent to one share of common stock upon vesting.

Subject to your continued employment with the Company, and your continued compliance with the Restrictive Covenant Agreement, your award will vest over three years in accordance with the following schedule:

34% vest on May 8, 2021
33% vest on May 8, 2022
33% vest on May 8, 2023

Until vested, the units represented by this award are not entitled to receive cash dividends and do not have the right to vote. This award will vest immediately upon a change in control, death or permanent and total disability as defined in Section 2 of the Plan.  Awards not vested at retirement will be forfeited. Please consult the 2014 Long-Term Incentive Plan Prospectus for a complete understanding of Havertys’ equity award program.

This is a summary of the award.  The grant agreement and Plan Prospectus are the authoritative source for all questions on awards made under the Plan.